EXHIBIT 10.3

August 15, 2002

Robert I. Kriebel
767 West Prospect Avenue
North Wales, PA 19454

Dear Bob:

On behalf of Neose Technologies, Inc., I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting directly to me, effective August 15, 2002. In this capacity, you will be responsible for all components of finance, investor relations, and information technology.

The components of your compensation package will be as follows:

1. Base Compensation. Your annual salary will be $250,000, earned and paid semi-monthly.

2. Variable Cash Compensation. For the remainder of 2002, you will develop objectives, working with Brian Davis. Nevertheless, for 2002, you will be guaranteed a bonus of 25% of base compensation actually received for the period from August 15, 2002 through December 31, 2002. For succeeding years, you will be entitled to a bonus as approved by the Compensation Committee, based on your and the Company’s fulfillment of objectives. Your target bonus will be 50% of base compensation.

3. Sign-on Bonus. In consideration of your choosing to come to Neose over other opportunities, you will receive a one-time signing bonus of $50,000. In the event you voluntarily terminate your employment during the first 12 months, or you are terminated for “Cause,” you will be obligated to repay this amount to Neose.

4. Equity-Based Compensation. I will recommend to the Board of Directors that you receive an initial grant of an option to purchase 165,000 shares of Neose stock, at a share price equal to the closing price of Neose’s stock on the date of hire. This stock option will vest equally over four years, and, to the extent permitted under Section 422(d) of the Internal Revenue Code, will be an incentive stock option. All Neose stock options are subject to the terms of the Company’s 1995 Stock Option/Stock Issuance Plan, as amended. In addition, most Neose employees receive additional annual stock option grants based upon individual performance. Subject to the approval of the Board of Directors, you will be eligible for subsequent grants after you have been at Neose for at least 12 months.

Robert I. Kriebel
August 15, 2002

5. Termination Not-for-Cause. In the event you are terminated other than for “Cause,” you will be entitled to receive a lump-sum payment equal to 6 months’ salary and continuation of medical benefits for the same period.

6. Termination After Change in Control. If, within 12 months after a “Change in Control,” you are terminated other than for “Cause,” or voluntarily terminate for “Good Reason,” you will receive a lump-sum payment equal to 12 months’ salary, your target bonus for the period since your last bonus, and continuation of medical benefits for 12 months. In addition, in such case, all of your unvested options will vest immediately. All such amounts payable to you under this paragraph will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to you) would be limited or precluded by Section 280G of the Internal Revenue Code and without regard to whether such payments would subject you to the excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Parachute Excise Tax”). If all or any portion of the payments or other benefits provided under any section of this letter, either alone or together with any other payments and benefits which you receive or are entitled to receive from the Company or its affiliates (whether paid or payable or distributed or distributable) pursuant to the terms of this letter or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payment”) would result in the imposition of a Parachute Excise Tax, you will be entitled to an additional payment (the “Gross-up Payment”) in an amount such that the net amount of the Payment and the Gross-up Payment retained by you after the calculation and deduction of all excise taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and excise tax (including any interest or penalties imposed with respect to such taxes) on the Gross-up Payment, and taking into account any lost or reduced tax deductions on account of the Gross-up Payment, shall be equal to the Payment.

7. Board of Directors. If you have not been proposed for election to the Board of Directors by the nominating committee of the Board (currently the Corporate Governance Committee) by February 15, 2004, you will have the right, within 60 days thereafter, to voluntarily terminate your employment with the Company, in which case you will be entitled to receive a lump-sum payment equal to 6 months’ salary and continuation of medical benefits for the same period.

For purposes of this letter:

“Cause” shall mean (i) fraud, embezzlement, or any other illegal act committed intentionally by you in connection with the commencement of your employment or the

Robert I. Kriebel
August 15, 2002

performance of your duties as an officer; or (ii) your conviction of, or plea of guilty or nolo contendere to, any felony.

“Good Reason” means, without your prior written consent, any of the following: (i) a diminution in your title; (ii) a reduction in the your authority, duties or responsibilities, or the assignment to you of duties that are inconsistent, in a material respect, with your position; (iii) the relocation of the Company’s headquarters more than 15 miles from Horsham, Pennsylvania, unless such move reduces your commuting time; (iv) a reduction in your base salary or target bonus percentage; or (v) the Company’s failure to pay or make available any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement. However, the foregoing events or conditions will constitute Good Reason only if you provide the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days after receiving that written objection, and you resign your employment within 90 days following the expiration of that cure period.

“Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; (ii) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board; (iii) the consummation of any consolidation, share exchange or merger of the Company (a) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (b) in which a shareholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or (iv) the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

8. Other Benefits. Neose offers employees and their eligible dependents a variety of benefits such as medical and dental coverage, flexible spending accounts, a 401(k) Plan, an

Robert I. Kriebel
August 15, 2002

Employee Stock Purchase Plan, and Long Term Disability. Detailed information concerning all benefits and policies are contained in the Neose Technologies, Inc. Employee Handbook, which will be given to you when you commence employment. The Employee Handbook is not a contract between you and the Company, but rather sets forth current policies of the Company, subject to change any time.

The nature of Neose’s business requires that you sign a confidentiality agreement. Two copies of this agreement are enclosed. If you have questions regarding this agreement, please let me know.

Please acknowledge your acceptance of the offer by signing all copies of this offer and the enclosed confidentiality agreement and return one copy of each.

Sincerely,
/s/ C. BOYD CLARKE

C. Boyd Clarke President and Chief Executive Officer

The undersigned accepts the foregoing offer as of August 15, 2002:
/s/ ROBERT I. KRIEBEL

Robert I. Kriebel